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AUGUST TECHNOLOGY CORPORATION

Transcript of July 27, 2005 Conference Call

At 10:00 a.m. CDT on July 27, 2005, August Technology Corporation held a conference call, discussing its 2005 second quarter financial results and its proposed merger with Rudolph Technologies, Inc. pursuant to an Agreement and Plan of Merger dated June 27, 2005 between August Technology Corporation, NS Merger Sub, Inc. and Rudolph Technologies, Inc.  Below are excerpts from the transcript of this conference call.  Three asterisks (* * *) indicate where discussion unrelated to the Merger and the Merger Agreement has been omitted.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement of Rudolph Technologies, Inc., which will include a joint proxy statement of Rudolph and August, and other materials, will be filed with the SEC.  WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RUDOLPH, AUGUST AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the registration statement and joint proxy statement (when available) as well as other filed documents containing information about Rudolph and August at http://www.sec.gov, the SEC’s website. Free copies of Rudolph’s SEC filings may also be obtained at http://www.rudolphtech.com, and free copies of August’s SEC filings may be obtained from August’s website at http://www.augusttech.com.

Participants in the Solicitation

Rudolph, August and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Rudolph’s stockholders or August’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of Rudolph is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 22, 2005. Information regarding the officers and directors of August is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 29, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the registration statement and joint proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

FINAL TRANSCRIPT

Conference Call Transcript

AUGT - Q2 2005 August Technology Corporation Earnings Conference Call

Event Date/Time: Jul. 27. 2005 / 11:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

 Jeff ODell

 August Technology - CEO

 Stan Piekos

 August Technology - CFO

 Lynn Davis

 August Technology - President and COO

CONFERENCE CALL PARTICIPANTS

 Avinash Kant

 Adams Harkness - Analyst

 Stuart Muter

 RBC Capital Markets - Analyst

 Drew Figdore

 Piedaman and Company - Analyst

 Ben Stiller

 HS Capital - Analyst

 Steve Ranier

 Ranius Capital - Analyst

 Howard Horowitz

 Water Island Capital - Analyst

 PRESENTATION

Operator

 Welcome to this August Technology Second Quarter 2005 earnings results conference call. Today’s call is being recorded. At this time, for opening remarks and introductions I would like to turn the call over to CEO, Mr. Jeff O’Dell. Please go ahead, sir.

Jeff O’Dell: Thanks, Debbie. Good morning and welcome to August Technologies Second Quarter 2005 conference call. We thank each of you for joining our call and interest in our company. My name is Jeff O’Dell, Chairman, and CEO. With me today Stan Piekos, our CFO and Lynn Davis, President and COO. This morning, Stan will begin a review of our Q2 financial results and Lynn will comment on operational highlights. Then, Stan and I will bring you up to date on our merger transaction. Stan, please get us started.

 Stan Piekos - August Technology - CFO

 Thanks, and good morning. Before I get to the numbers, let me provide the following guidance; under the Safe Harbor provision of the Securities Reform Act, we would like to be clear that we will be making forward looking statements during this call and our actual results may differ materially from those projected in these statements. As you know, these statements may involve risk and uncertainties. Please refer to our press release of this morning and to our recently filed SEC documents in which we discuss risk factors and those that could effect these forward looking statements.

Our earnings release was issues this morning before the NASDAQ opening. If you haven’t received a copy, you can view it on our website at www.augusttech.com. Please note we are webcasting today’s conference call and will have a replay available on our website shortly after the conclusion of this call and continuing for two weeks following the call. If you have any questions regarding the press release, webcast, or replay, please call (952)820-0080 for assistance.

* * *

Now, let me turn the mike over to Lynn Davis, who will provide some additional comments on the operating results.

 Lynn Davis  - August Technology - President and COO

* * *

 Stan Piekos  - August Technology - CFO

* * *

Jeff, at this point, please provide some perspective on our corporate development activities also designed to further enhance share holder value.

Jeff O’Dell: Alright. Thanks, Stan. As Stan and Lynn indicate, we are proud of our performance being achieved by August Technology teams. We on our board also believe [indiscernible] especially in the front end wafer pad business, will accrue faster and our share holders will benefit even more from enhanced share holder value by merging with the right security partner.

During an extremely busy quarter, in customer and manufacturing operations, the August Technology teams also made significant progress on the merger front. I’ll ask Stan to recap that activity after I provide more perspective on our game plan.

We believe more strongly than ever in the name changing process we began well over one year ago to merge with the strategic partner with front end presence and complimentary solution to provide the path to more rapid near term growth, improved profitability, and enhance August Technology share holder value. When we first began to aggressively pursue this strategy about one year ago, we identified six companies; five public and one private that met our requirements. Rudolph Technologies and Nanometrix were included in that list.

Now, let’s look at the increasingly complex wafer fab processing applications and needs along with the ability to leverage operating costs, provided a compelling rationale to join together. Let’s review our complete list of merger partner criteria that we have shared with you in the past. We said we were looking for a partner with complimentary products and solutions and an established presence in the front-end wafer fab process applications, like litho, [C&P, and edge]. A partner like us, with growth momentum on their own and with whom, together we could deliver revenue synergy. A partner with no or minimal product and technology overlap, so that it would have to be rationalized with customers and employee bases A partner with whom we could gain leverage from common technology and development investments, like automation platforms and sales and service infrastructure and increasing costs of being a public company. A partner with a strong management team, operating in a similar culture, a culture of growth and innovation And, a partner offering consideration primarily in the form of common stock attractively valued to provide upside and ownership structure allowing August Technology shareholders to meaningfully participate in that enhanced shareholder value which we believe will accrue after successful integration. Rudolph Technology scores high on that list. The Rudolph brand is well established dating back to the first transistor development work at Bell Labs in the 40s. They invented Intervere and successfully anticipating and introducing leading in metrology and the fab and they have a direct presence in all major fabs around the world. There are 135 people in sales, application support, and service to provide the resource base to speed the adoption of our all-surface advanced macro inspection. And as evidenced by our success to date, the front-end is ready for August Technologies advanced macro inspection.

I am personally excited by the new opportunities that will resolve from the span of our combined reach across the breadth of key device manufacturing steps. From the mere wafer to probe mark tests and inspections. A reach unequaled, we believe, by any other inspection of metrology player. As a member of the new Rudolph board, management team, and strategic counsel, I’ll work to identify other [indiscernible] solutions to add to our existing suite.

We believe the new Rudolph brings together two highly complimentary product groups focused on a few high-growth niche markets in the $4 billion inspection and metrology market. In fact, we believe we will create the number 2 pure play in the industry participating right now on less than 20% of the market segments. We’ll use these strong niche positions to add more [indiscernible] products and solutions accelerating the growth of the new Rudolph.

Stan, please review where we are in the process of forming the new Rudolph.

 Stan Piekos  - August Technology - CFO

 On June 27 we announced the termination of the Nanometrics merger transaction which investors never fully embraced as evidenced by the stock reaction. We never did really have an opportunity to bring that vision to the street.

We part friends with John Eaton and his team at Nanometrics with a mutual respect for each other’s business models and accomplishments.

On the same day, June 27, we announced the merger with Rudolph Technologies, and a team involving up to four leaders of the proposed new Rudolph immediately began the road show to explain the merits of the combination. We are encouraged by the response as evidenced only in part by the stock trading. August is up 21% since that date, Rudolph 15%.

Since a consideration involved in our transaction is primarily Rudolph stock and the exchange ratio was fixed on June 27 based on the art fact closing price of $13.77, August shareholders gain as a result of the subsequent increase in our tech price. The deal which was nominally priced by the market at $10.50 per August share on June 27 is, as of yesterday, worth $11.79 assuming minimal cash used as consideration, and $12.10 per share on an all-stock basis. And we believe the intrinsic value of the new Rudolph as an industry consolidator is just beginning to be appreciated by the investor community. We plan for much more extensive investor meetings between now and the close.

When we first met the Rudolph team on April 4 we literally hit the street running. Both teams approached the discussions in due diligence with a sense of urgency and dispatch and when it opened with sincere exchange of information to effectively plan. Neither company has to do a transaction. Both companies are driven by the shared vision of its energies and mutual benefits that’ll accrual from the critical mass of the new Rudolph.

Unlike others who have engaged an army of lawyers to affect a transaction, early on Rudolph team brought on a professional integration consultant to facilitate successful execution. And together we are aggressively moving forward.

Two weeks ago we applied for and received within two days HSR clearance. Within two weeks the draft FCC Form 4 with Q2 results will be filed. We expect to conclude with a favorable vote from both shareholder groups early in Q4. We are further encouraged that in the last month we have witnessed a growing base of common institutional shareholders i.e. holders of both August and Rudolph. We believe they will be particularly supportive of this merger opportunity.

We also recognize there are others who do not want to see this transaction completed. August Technology management and its board are prepared to take necessary actions to preclude inappropriate interference with the Rudolph merger.

 Jeff ODell  - August Technology - CEO

 Stan, on that note, let me add a key point here. About three years ago as the company was beginning to explore the front-end market opportunity, KLA approached us about an acquisition. Our board responded that we would consider a possible acquisition at a particular evaluation. Both companies agreed to work together to achieve that price objective. After signing a confidentiality agreement KLA ultimately reduced its evaluation by more than half. We ended discussions then and moved forward successfully implementing our front-end strategy. Given this history and KLA’s recent refusal to execute a confidentiality agreement, we have no reason to believe that any discussions at this point would resolve in a different outcome.

Debbie, we’re now prepared to take questions from the participants.

 QUESTION AND ANSWER

Operator

 Thank you, gentlemen. [OPERATOR INSTRUCTIONS] We’ll take our first question today from Avinash Kant at Adams Harkness.

* * *

 Avinash Kant  - Adams Harkness - Analyst

 And the final question, of course, intends of the progress with merging with Rudolph Technologies; you think everything is on track to kind of finish it by early Q4?

 Stan Piekos  - August Technology - CFO

 Both teams are cooperating beautifully. Integration plans going on. We’re going to drive this one home early in Q4 of this year.

 Avinash Kant  - Adams Harkness - Analyst

 Have you been approached by KLA recently?

 Stan Piekos  - August Technology - CFO

 We have had no discussions with KLA.

Operator

 [OPERATOR INSTRUCTIONS] We’ll take our next question from Stuart Muter at RBC Capital Markets.

* * *

  Stuart Muter  - RBC Capital Markets - Analyst

 Right. And finally the last question, what do you guys mean by inappropriate interference?

 Jeff ODell  - August Technology - CEO

 I guess what it means is-and the converse of that is you can see what happens when two parties get together and sincerely talk and put together a vision and a game plan to move forward and merge. What we want to make sure is that there’s a sincerity in any offers that are being made out there in terms of what’s being done.

 Stan Piekos  - August Technology - CFO

 And truly an interest in doing a merger transaction getting it done. We did say that we are concerned that others in the field may be concerned by not seeing a transaction done here and we want to make sure we in any way stop those inappropriate actions and move forward.

 Stuart Muter  - RBC Capital Markets - Analyst

 Fair enough. Nice handling the numbers. Thanks.

Operator

 We’ll take our next question from Drew Figdore at Piedaman and Company.

 Drew Figdore  - Piedaman and Company - Analyst

 Yes. I just wanted to follow up on [indiscernible ] question there. If KLA was to offer cash for the company, I want to understand, what are the inappropriate actions? If they offer cash for the company, I wouldn’t consider it necessarily an inappropriate action. What would you do if they offered to buy the company for cash? What are you referring to?

 Jeff ODell  - August Technology - CEO

 We weren’t in any way specific to a major transaction consideration. What we have it specific to, Drew, is that an important criteria, a year ago when we started this process, was the stock, because we believe that first off the asset we’re going to contribute to an equal partner has got very good potential to accelerate in its evaluation as we move together forward. So we think stock in the stock upside is a very key component of the consideration here. Beyond that what we’ve said is that-and the board is prepared. So the board knows and knows very well because they’ve been intimately involved with us in the business planning process and the potential here. They know the intrinsic value of August and what it means in the right rollup. They’re prepared to do their fiduciary duty and consider any offer and talk and understand that offer despite the form of that offer.

 Drew Figdore  - Piedaman and Company - Analyst

 Okay. So I’m just a little bit unclear though. If somebody comes into KLA just because they’re here, if KLA comes and makes an offer for the company, we wouldn’t consider that inappropriate and wouldn’t try to frustrate that by, I don’t know, either using some have a poison pill but I mean other coys and actions or trying to frustrate that offer. If they come and make a legitimate offer, we would be open to it or what? I don’t quite understand the-

 Jeff ODell  - August Technology - CEO

 You said a couple of operative words-legitimate offer. Okay. No expression of interest and the Board is prepared to take whatever actions to consider that offer. The terms of an offer too just inoperative itself, you didn’t really say anything about whether there would be a confidentially agreement attached to that, of course, a couple of things that surround that offer that we would have to take into consideration actually.

 Drew Figdore  - Piedaman and Company - Analyst

 Sure, I mean you know, if they make an offer though, counter or otherwise, I’m just a little unclear what would be considered an inappropriate action. If you can help me just you can give me an idea of what an inappropriate action would be or how we would, what we would do with that.

Jeff O’Dell: We don’t believe we have an offer right now so how is that for a start?

 Drew Figdore  - Piedaman and Company - Analyst

 Sure, that is an appropriate action, there’s no offer.

Jeff O’Dell: Right. So that is an example. No sense I don’t know if consideration- this discussion goes any further. We know that the situation we have, the [inaudible] merger and we’re going to take all the steps to move forward with that to enhance August shareholder value.

 Drew Figdore  - Piedaman and Company - Analyst

 Which is fine, but your intention is not to frustrate their offer, if in fact, they make one.

Jeff O’Dell: This is not about frustration here, this is all about enhancing August shareholder value and you know, since we started this process and you and I discussed, August shareholder what marketcap is up from you know $155 million back in January to over $200 million, so this is about enhancing the shareholder value and we believe that the true potential of August, especially in the right roll-up strategic merger opportunity is just beginning to be realized.

 Drew Figdore  - Piedaman and Company - Analyst

 Right, I guess my only question and I won’t dwell on it too much but if the shareholders are made an offer that the shareholders feel is an adequate offer, is it that the company would allow the shareholder’s to vote on that action or vote on that offer or is it that you would try and not bring that offer to the shareholders who are frustrated.

Jeff O’Dell: The Board represents the shareholder interest here. I think their actions to date have demonstrated they are doing a good job there, we’ve had a lot of noise around these transactions the last 6 months but the Board action’s been great. We’re not going to frustrate any actions here. We are going to take the right actions to enhance shareholder value.

 Drew Figdore  - Piedaman and Company - Analyst

 Okay. I think you’re doing a great job and the numbers are great and I really appreciate it and I thank you.

Operator

 We’ll take our next question from Matthew Harmon at HS Capitol.

 Ben Stiller  - HS Capital - Analyst

 Hey guys, it’s actually Ben Stiller, how are you? A couple of things, actually most of the questions have been answered. One of the things I’m thinking about is the sincerity of KLA and when we were talking about anti-trust, wasn’t there a lack of sincerity on the management’s part in terms of saying how much anti-trust there was when it seemed to be passed fairly easy?

Jeff O’Dell: I wouldn’t say a lack of sincerity, I would say a difference in perception that’s all there is.

 Ben Stiller  - HS Capital - Analyst

 Well it’s kind of difficult to miss it that bas as being this is what the management does day in and day out isn’t it?

Jeff O’Dell: The management doesn’t do DOJ investigations and analysis day in and day out, no management works about putting macro inspection solutions into something [indiscernible] back in front of them.

 Ben Stiller  - HS Capital - Analyst

 I understand. What do you think the main part of, I mean in terms of the acceptance of the DOJ the beggar’s gold that you guys thought was going to hold us all back that you became comfortable with?

Jeff O’Dell: I don’t see the merit in commenting first off, I think only the DOJ can do that so, we have no opinion on the DOJ actions.

Unidentified Speaker

 Okay, I understand, thank you.

Operator

 Ladies and gentlemen, having no further questions in the queue at this time, I’d like to offer everyone a final opportunity to ask a question, it is star one.

Operator

 And we’ll go ahead and take a question from Steve Ranier at Ranius Capital.

 Steve Ranier  - Ranius Capital - Analyst

 Hi guys. I just wanted to say thanks for all of the hard work that you’re doing. It’s a tough situation that you’re in. I think that you’re doing, that you’ve done everything right by us and you know in terms of financial performance and you know evaluating what the alternatives are and you know, whatever happens, happens and the future we can’t know but you know we’re enthusiastic about what you’ve done, with Rudolph and I wish you good luck with it and thank you.

Jeff O’Dell: Thanks Steve.

Operator

 We’ll take our next question from Roger [indiscernible] at Water Island Capital.

 Howard Horowitz  - Water Island Capital - Analyst

 Hi this is Howard Horowitz. I guess part of our question has been answered but I wanted to follow-up on the question regarding the anti-trust opinion you got. I think it was from a Melvin Myers and I guess it was about a week later that the DOJ cleared KLA without any issues and it’s a striking difference from what apparently Artex own anti-trust lawyers which obviously were conflicted, suggested what was going to happen. So in light of that, I wonder how we can really take seriously the notion that the KLA possibility is being explored.

Jeff O’Dell: I’m trying to connect those lines Howard. You know, the DOJ end result is an non-event type of transaction. This is about creating value, putting two things together, it’s one that Rich can get, he will put a good transaction together. There appears to be no government issue now, we have now received HSR applications so, help me draw the relevance to the value of putting 2 companies together and enhancing shareholder values. DOJ action doesn’t enhance shareholder values though, frankly that’s a non-event in terms of what’s happening going forward.

 Howard Horowitz  - Water Island Capital - Analyst

 It was a major reason for not considering KLA in the past according to your last conference call.

Jeff O’Dell: Howard, there was nothing to consider. There has been no offer made.. They didn’t want to talk and I think that we have been very clear about that.

 Howard Horowitz  - Water Island Capital - Analyst

 Alright, at the very least, Meyers should be embarrassed for having rendered that opinion. It was highly conflicted and obviously wrong.

* * *

Operator

 Mr. O’Dell having no other questions at this time, I’ll turn it back to you for additional and closing remarks.

Jeff O’Dell: Okay, thank you Debbie and thank you everybody for participating in the call and your questions and we’ll look forward to seeing you next quarter.